UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act

Date of Report (Date of earliest event reported): August 2, 2021 (July 30, 2021)

CytoDyn Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-49908	83-1887078
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1111 Main Street, Suite 660

Vancouver, Washington 98660

(Address of principal executive offices, including zip code)

(360) 980-8524

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None.	None.	None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

Letter Regarding Nomination Notice

On June 30, 2021, Paul A. Rosenbaum, Arthur L. Wilmes and Jeffrey P. Beaty (collectively, the “Nominating Persons”) submitted a notice (the “Nomination Notice”) to CytoDyn Inc. (the “Company”), stating their intent to solicit votes for five director nominees at the Company’s 2021 annual meeting of stockholders (the “2021 Annual Meeting”). After due consideration, upon the advice of outside legal counsel, the Company has determined that the Nomination Notice fails to comply with the advance notice provision of the Company’s bylaws (as amended, the “Bylaws”). Accordingly, on July 30, 2021, the Company’s outside legal counsel, Sidley Austin LLP, sent a letter (the “Letter”) on behalf of the Company to Mr. Rosenbaum, in his capacity as representative of the Nominating Persons, informing him that the Nomination Notice does not constitute valid notice of director nominations for the 2021 Annual Meeting and that the deadline under the Bylaws to deliver a valid notice expired on July 2, 2021. A copy of the Letter is included as Exhibit 99.1 to this Report and is incorporated herein by reference.

On August 2, 2021, the Company issued a press release announcing that the Letter was sent to Mr. Rosenbaum and that the Nomination Notice is invalid. A copy of the press release is included as Exhibit 99.2 to this Report and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1	Sidley Austin LLP Letter to Paul A. Rosenbaum, dated July 30, 2021

99.2	Press Release, dated August 2, 2021

104	Cover Page Interactive Data File (formatted as inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CYTODYN INC.

Date: August 2, 2021	By:	/s/ Antonio Migliarese
Antonio Migliarese Chief Financial Officer

EXHIBIT 99.1

SIDLEY AUSTIN LLP 787 SEVENTH AVENUE NEW YORK, NY 10019 +1 212 839 5300 +1 212 839 5599 FAX AMERICA • ASIA PACIFIC • EUROPE

July 30, 2021

Via E-Mail and FedEx

Paul A. Rosenbaum

2945 NW Luray Terrace

Portland, Oregon 97210

exitpoll@aol.com

Re:	Purported Nomination Notice for the 2021 Annual Meeting of Stockholders of CytoDyn Inc.

Ladies and Gentlemen:

On behalf of our client, CytoDyn Inc., a Delaware corporation (“CYDY” or the “Company”), I am writing in response to the letter to the Company from Messrs. Rosenbaum, Wilmes and Beaty (the “Proposing Persons”), which was dated June 30, 2021, but was actually received by the Secretary at the principal executive offices of the Company in the manner prescribed by the Company’s Amended and Restated Bylaws (the “Bylaws”) on July 1, 2021 (the “Notice Letter”). The Notice Letter states that the Proposing Persons intend to nominate five candidates for election as directors at CYDY’s 2021 annual meeting of stockholders (the “2021 Annual Meeting”). Capitalized terms used but not defined in this letter shall have the meanings given to such terms in the Bylaws.

The Notice Letter requests that the Company notify Mr. Rosenbaum, as a representative of the Proposing Persons, if the Company determines that the Notice Letter is incomplete or otherwise deficient in any respect. This letter is a response to that request. The Company reserves all rights with respect to the Notice Letter and the failure of the Notice Letter to comply with the applicable requirements.

For the protection of the Company and its stockholders, the Bylaws include an “advance notice provision,” set forth in Section 2 of the Bylaws. Section 2(a)(1)(iii) of the Bylaws, which is the “exclusive means for a stockholder to bring nominations before the annual meeting,” provides that “[n]ominations of persons for election to the Board of Directors and the proposal of other business to be considered by the stockholders may be brought before an Annual Meeting only . . . by any stockholder of the Corporation…who complies with the notice procedures set forth

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships.

July 30, 2021

in this By-law. . . .” (emphasis added). The Notice Letter does not constitute valid notice of nominations for the 2021 Annual Meeting because the Notice Letter fails to satisfy the requirements set forth in Section 2 of the Bylaws in numerous ways, including (but not limited to) the following:

1.

Section 2(a)(1) of the Bylaws states that “[n]ominations of persons for election to the Board of Directors and the proposal of other business to be considered by the stockholders may be brought before an Annual Meeting only . . . by any stockholder of the Corporation who was a stockholder of record at the time of giving of notice ” (emphasis added). The Notice Letter asserts that all three of the Proposing Persons were stockholders of record as of June 30, 2021. However, the Company’s records indicate that Messrs. Wilmes and Beaty were not stockholders of record at such time, and therefore, the Proposing Persons, as a group, were not eligible to make any nominations pursuant to the Bylaws.

2.

Section 2(a)(2)(D) of the Bylaws requires the Proposing Persons to provide a “ description of all agreements, arrangements or understandings by and among any of the Proposing Persons, or by and among any Proposing Persons and any other person pertaining to the nomination(s) or other business proposed to be brought before the meeting of stockholders” and “identification of the names and addresses of other stockholders (including beneficial owners) known by any of the Proposing Persons to support such nominations or other business proposal(s), and to the extent known the class and number of all shares of the Corporation’s capital stock owned beneficially or of record by such other stockholder(s) or other beneficial owner(s).” The Notice Letter fails to state that the Proposing Persons are party to at least one agreement of which we are aware—a joint filing agreement, dated as of May 24, 2021. It also fails to identify any stockholders who are known to support the nominations of the Proposing Persons.

3.

Section 2(a)(2)(A) of the Bylaws requires each person nominated by the Proposing Persons to give “written consent to being named in the proxy statement as a nominee and to serving as a director if elected.” However, in the consents of the nominees that are provided in Exhibit A to the Notice Letter, the nominees consent only to being named as nominees in any proxy statement filed by the Proposing Persons or their affiliates. The nominees do not consent to being named as nominees in the Company’s proxy statement and form of proxy, as required by the Bylaws.

4.	Section 2(a)(2)(A) of the Bylaws requires the Proposing Persons to provide, as to each nominee, “all information relating to such person that is required to be disclosed in

July 30, 2021

solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act.” The Notice Letter fails to provide the information required by the following Items in Exchange Act Rule 14a-101:

a.	Item 5(b)(1)(iii): The Proposing Persons fail to provide the names, principal businesses and addresses of each corporation or organization where the Proposing Persons and the nominees are employed.

b.

Item 5(b)(i)(vi): The Proposing Persons are required to state, with respect to all securities of the Company purchased or sold within the past two years, the dates on which they were purchased or sold and the amount purchased or sold on each such date. Exhibit B to the Notice Letter purports to provide such information, but it contains a number of errors and omissions, including:

i.	Exhibit B omits certain transactions on October 13, 2019 and December 9, 2019, through which Dr. Errico acquired additional beneficial ownership of shares of the Company’s stock.

ii.

Exhibit B states that Dr. Patterson has not acquired or disposed of beneficial ownership of shares of the Company’s stock within the past two years, which is false. Dr. Patterson received Company stock options on October 7, 2019 and December 19, 2019 , and exercised an option covering 100,000 shares on February 5, 2020.

iii.	Exhibit B fails to list Mr. Rosenbaum’s sale of shares of Company stock on April 19, 2021.

c.	Item 6(b): The Proposing Persons fail to provide, in the necessary tabular form, the information required by Item 403 of Regulation S-K.

d.

Item 7(b): The Proposing Persons fail to adequately provide, per Item 401 of Regulation S-K, the reason that Messrs. Patterson, Errico and Rosenbaum should serve on the board, in light of the Company’s specific business and structure; rather, the Proposing Persons simply cite to their broad medical industry experience.

July 30, 2021

e.

Item 7(b): The Proposing Persons fail to provide, per Item 401 of Regulation S- K, whether the nominees have had involvement in any legal proceedings that occurred during the past ten years and that are material to an evaluation of the ability or integrity of such nominees.

f.	Item 7(b): The Proposing Persons fail to state whether each of the nominees has been determined to be an “independent” nominee pursuant to Item 407 of Regulation S-K.

Moreover, Exchange Act Rule 14a-9 mandates that the Proposing Persons may not omit “to state any material fact necessary in order to make the statements [in the Notice Letter] not false or misleading.” In fact, the Notice Letter omits multiple facts that make it incomplete, false and misleading. For instance, the Notice Letter fails to discuss the prior relationship between one of the nominees, Dr. Patterson, who is CEO of IncellDx, Inc. (“IncellDx”), and the Company. The Notice Letter does not state that: (i) the Company’s consulting agreement with IncellDx was terminated by Dr. Patterson, (ii) in May 2020, IncellDx made a private offer to be purchased by CYDY, which CYDY rejected because it was not in the best interest of the Company and its stockholders, and (iii) Dr. Patterson attempted to patent certain uses of the Company’s drug candidate, leronlimab, as his own, which was rejected by the U.S. Patent and Trademarks Office. These facts make Dr. Patterson highly conflicted with respect to CYDY and are therefore material, and none of these material facts have been disclosed in the Notice Letter.

In addition, the Notice Letter omits the material fact that the Proposing Persons are members of a larger group of investors that filed a Schedule 13D with respect to the Company’s stock on May 24, 2021, amended subsequently on June 4, 2021 and June 30, 2021 (the “Schedule 13D”). This larger group includes two former directors—Richard Pestell and Anthony Caracciolo—who served on the Company’s board and therefore have a potential conflict with the Company’s current leadership. In fact, Mr. Pestell is a plaintiff adverse to the Company in connection with the July 2019 termination for cause of his employment with the Company, which in turn also removed him from the Company’s Board of Directors. None of these material facts have been disclosed in the Notice Letter.

Finally, the Notice Letter omits the material fact that Mr. Rosenbaum formed an entity called CCTV Proxy Group, LLC (“CCTV”) in Delaware on May 18, 2021. CCTV is the entity through which the Proposing Persons will ostensibly be managing and funding their proxy campaign, but the Notice Letter does not disclose the existence of CCTV, nor provide any information about which individuals control CCTV or where CCTV receives its funding.

July 30, 2021

5.

With respect to each nominee for election to the Board of Directors, Section 2(b)(6) of the Bylaws requires the Proposing Persons to include with the Notice Letter a completed and signed questionnaire (each, a “Questionnaire”) from each Proposing Person and nominee. A list of select incomplete, incorrect or inconsistent statements and omissions (“Misstatements”) in each Questionnaire are identified below. The sheer volume of Misstatements that we have been able to identify strongly suggests that there are many additional Misstatements of which we are unaware. To state the obvious, the purpose of the Questionnaire is to obtain true and correct information that is not already known. As a result, the Questionnaires submitted do not satisfy the requirements set forth in the Bylaws.

The Questionnaire submitted from Dr. Patterson is deficient in numerous ways, including the following:

a.	Dr. Patterson’s response to question A3 omits the fact that Dr. Patterson is the sole proprietor of an entity called Bywatyr LLC, and provides no information about such entity or his role therein.

b.

Dr. Patterson’s response to question B1(viii) omits the fact that Dr. Patterson received stock options on October 7, 2019 and December 19, 2019, in addition to the cash payments, as compensation under IncellDx’s consulting agreement with the Company, which commenced on October 10, 2018 until he advised the Company of his decision to terminate the consulting agreement effective May 22, 2020, concurrent with his citing his interest to become an employee and the purchase proposal IncellDx sent to Cytodyn.

c.

Question B6 asks whether Dr. Patterson controls any entities, either directly or indirectly. Dr. Patterson’s response is “no,” but it is clear that Dr. Patterson controls IncellDx as both its CEO and a significant stockholder (together with his wife, Dr. Patterson owns approximately 34% of IncellDx).

d.

Question B7 asks whether Dr. Patterson can exert significant influence over an entity, to the extent such entity may be prevented from pursuing its own separate interests in a transaction with CYDY. Dr. Patterson’s response is “no,” but Dr. Patterson clearly exerts significant influence over IncellDx as both its

July 30, 2021

CEO and a significant stockholder. In a potential transaction between CYDY and IncellDx, Dr. Patterson would be highly conflicted if he were serving on the CYDY board.

e.

Dr. Patterson’s response to question C1 cites the Company’s Form S-3/A filed on April 30, 2020. Dr. Patterson has previously been notified by the Company that such Form S-3/A inaccurately stated his holdings due to an error, so he was not entitled to rely on it in his response.

f.

Dr. Patterson’s responses to questions C1, C2 and C3 are inconsistent. In response to question C2, Dr. Patterson states that 596,242 shares of the Company’s stock are beneficially held by IncellDx, and Dr. Patterson, in turn, owns 17.92% of IncellDx (which would mean that Dr. Patterson only owns a portion of the 596,242 shares). On the other hand, the responses to question C1 and C3 state that Dr. Patterson beneficially owns all 569,242 shares and that all such shares are held directly in his name.

g.

Question C6 asks whether Dr. Patterson is part of a “group” for the purpose of acquiring, holding, voting or disposing of securities of the Company. He responds “no” but the correct response is “yes.” Dr. Patterson is a member of the group that filed the Schedule 13D.

h.

Question C7 asks Dr. Patterson to list the persons or groups who beneficially own over 5% of the Company’s stock. He replies “[o]ur 13D group,” which is not responsive to the instructions to provide a list.

i.

Dr. Patterson’s response to question F7 fails to specify that Dr. Patterson is a controlling stockholder of IncellDx. Together with his wife, Dr. Patterson owns approximately 34% of IncellDx; that substantial ownership stake, combined with his role as CEO and his relationships with IncellDx’s directors, including Mr. Beaty, leads us to conclude that Dr. Patterson is IncellDx’s controlling stockholder. This seems largely corroborated by Dr. Patterson’s beneficial ownership disclosure, in which he identifies himself as beneficially owning shares that are directly owned by IncellDx.

j.	In his response to question F14, Dr. Patterson states that he has no relationships that could interfere with his independent judgment in carrying out his duties as

July 30, 2021

a director. Again, Dr. Patterson fails to state that he is CEO and a significant stockholder in IncellDx, a company that has had a working relationship with CYDY in the past and has expressed interest in being purchased by CYDY in the future, as evidenced by the May 22, 2020 proposal put forth by IncellDx and their bank, Moelis & Company, wherein CYDY was to acquire IncellDx for $350 million and Dr. Patterson was to become an employee of the Company.

k.	Dr. Patterson’s response to question G4 fails to disclose stock options granted to him as compensation under IncellDx’s consulting agreement with the Company.

The Questionnaire submitted from Ms. Yeager is deficient in numerous ways, including the following:

a.	Ms. Yeager’s responses to questions A3 and A12 state “see attached.” However, there are no accompanying attachments that provide relevant responses to these questions.

b.

Question C6 asks whether Ms. Yeager is part of a “group” for the purpose of acquiring, holding, voting or disposing of securities of the Company. She responds “no” but the correct response is “yes.” Ms. Yeager is a member of the group that filed the Schedule 13D.

a.	Question C7 asks Ms. Yeager if she knows any group that beneficially owns more than 5% of the Company’s stock. She replies “no,” which is clearly false since she is a member of such a group.

The Questionnaire submitted from Mr. Beaty is deficient in numerous ways, including the following:

a.

Mr. Beaty’s response to question B1(viii) omits the fact that Mr. Beaty indirectly received beneficial ownership via stock options that were paid as compensation under IncellDx’s consulting agreement with the Company.

b.	Question B7 asks whether Mr. Beaty can exert significant influence over an entity, to the extent such entity may be prevented from pursuing its own

July 30, 2021

separate interests in a transaction with CYDY. Mr. Beaty response is “no,” but Mr. Beaty clearly exerts significant influence over IncellDx as chairman of its board of directors.

c.	Mr. Beaty’s response to question C(1) fails to list the stock options that he indirectly owns through IncellDx’s ownership of such options.

d.

Question C6 asks whether Mr. Beaty is part of a “group” for the purpose of acquiring, holding, voting or disposing of securities of the Company. He responds “no” but the correct response is “yes.” Mr. Beaty is a member of the group that filed the Schedule 13D.

e.

Question C7 asks Mr. Beaty to list the persons or groups who beneficially own over 5% of the Company’s stock. He replies “[o]ur 13D group,” which is not responsive to the instructions to provide a list.

f.

Mr. Beaty’s response to question G4 is inaccurate since he is an investor in IncellDx, which Dr. Patterson states in his Questionnaire (in response to question G4) received consulting fees from the Company.

The Questionnaire submitted from Mr. Rosenbaum is deficient in numerous ways, including the following:

a.	Mr. Rosenbaum’s completed Questionnaire is missing page 5 of the Questionnaire form.

b.

Question C6 asks whether Mr. Rosenbaum is part of a “group” for the purpose of acquiring, holding, voting or disposing of securities of the Company. He responds “no” but the correct response is “yes.” Mr. Rosenbaum is a member of the group that filed the Schedule 13D.

c.	Question C7 asks Mr. Rosenbaum if he knows any group that beneficially owns more than 5% of the Company’s stock. He replies “no,” which is clearly false since he is a member of such a group.

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The Questionnaire submitted from Mr. Wilmes is deficient in numerous ways, including the following:

a.	Mr. Wilmes’s response to question A3 omits the fact that Mr. Wilmes is the current CEO of Rising Star Racing and the current president of the Wilmes Family Charitable Foundation Inc.

b.	Question C6 requires Mr. Wilmes to list the date of the most recent 13D filing referenced in his response, which he fails to do.

c.

Question C7 asks Mr. Wilmes to list the persons or groups who beneficially own over 5% of the Company’s stock. He replies “[s]ee 13D filing,” which is not responsive to the instructions to provide a list.

d.

Mr. Wilmes’s response to question E3 states that he is aware of a voting trust or similar agreement between holders of more than 5% of the Company’s stock, but he fails to provide any of the required information regarding such voting trust or similar agreement. His reply of “[s]ee 13D filing” is insufficient to answer the question.

e.	Mr. Wilmes’ Questionnaire is not signed by him, as is required by Section 2(b)(6) of the Bylaws.

The Questionnaire submitted from Dr. Staats is deficient in numerous ways, including the following:

a.	Dr. Staats’s response to question A3 omits the fact that Dr. Staats formed Honolulu Home Help LLC, nor does it provide any information about this entity or his role therein.

b.

Dr. Staats’s response to question B7 states that he does not “exert significant influence, directly or indirectly, over any entities, to the extent that the entity may be prevented from fully pursuing its own separate interests with regard to any transactions with the Company and its affiliates,” but given his role as the Chief Medical Officer and board member of electroCore and his role as a board member of Morphogenesis, this response is clearly incorrect.

c.

Question C6 asks whether Dr. Staats is part of a “group” for the purpose of acquiring, holding, voting or disposing of securities of the Company. He responds “no” but the correct response is “yes.” Dr. Staats is a member of the group that filed the Schedule 13D.

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d.	Question C7 asks Dr. Staats if he knows any group that beneficially owns more than 5% of the Company’s stock. He replies “no,” which is clearly false since he is a member of such a group.

e.	Question I12 contains multiple sub-questions, two of which were not answered by Dr. Staats.

The Questionnaire submitted from Mr. Errico is deficient in numerous ways, including the following:

a.	Mr. Errico’s response to question A3 omits the fact that Mr. Errico is on the board of directors of electroCore.

b.

Mr. Errico’s response to question B7 states that he does not “exert significant influence, directly or indirectly, over any entities, to the extent that the entity may be prevented from fully pursuing its own separate interests with regard to any transactions with the Company and its affiliates,” but given his role as the chair of nominating and governance committee and member of the compensation committee on the board of directors of electroCore, this response is clearly incorrect.

c.

Question D1(ix) asks Mr. Errico if he was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of…any other “self-regulatory organization,” any “registered entity” (as defined under the Commodities Exchange Act) or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons “associated” with its members. He replies “no,” which is false as he was publicly disciplined by the New Jersey Board of Medical Examiners for professional misconduct after he failed to disclose his personal financial interests in the artificial spine disc ProDisc in which he had invested at least $100,000. Mr. Errico was assessed $60,000 in civil penalties, $17,500 in cost reimbursements and ordered to complete a medical ethics course.

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d.	Question C6 requires Mr. Errico to list the date of the most recent 13D filing referenced in his response, which he fails to do.

e.	Question C7 asks Mr. Errico if he knows any group that beneficially owns more than 5% of the Company’s stock. He replies “no,” which is clearly false since he is a member of such a group.

* * * * *

As set forth in the Company’s proxy statement filed with the Securities and Exchange Commission on September 1, 2020, the deadline under the Bylaws for delivering notice of intention to nominate candidates for election as directors at the 2021 Annual Meeting was July 2, 2021. The Notice Letter, which was dated June 30, 2021, but was actually received by the Secretary at the principal executive offices of the Company in the manner prescribed by the Bylaws on July 1, 2021, failed to satisfy the Bylaw requirements and is thus invalid. The deadline for a timely and proper notice of intention to nominate candidates for election as directors at the 2021 Annual Meeting has passed. Therefore, the Proposing Persons do not have the right to nominate any candidates for election as directors at the 2021 Annual Meeting.

This letter is being sent on behalf of the Company while expressly reserving, and without waiving, any and all rights and defenses that the Company may have with respect to this matter. In particular, this letter should not be construed as confirmation that the Notice Letter otherwise complies with the Bylaws and applicable law.

Should you have questions regarding any of the foregoing, please contact me.

Sincerely,

/s/Kai Haakon E. Liekefett
Kai Haakon E. Liekefett

July 30, 2021

cc:

Drew G. L. Chapman, Baker Botts L.L.P

Andrew W. Stern, Sidley Austin LLP

Derek O. Zaba, Sidley Austin, LLP

EXHIBIT 99.2

CytoDyn Announces That Director Nominations by

Rosenbaum/Patterson Activist Group Are Invalid

Nomination Notice Letter Contains Over 50 Significant Deficiencies and Fails to Meet Basic Requirements of CytoDyn’s Advance Notice Bylaw

Myriad Omissions and Misstatements by the Rosenbaum/Patterson Group Raise Serious Questions About the Group’s Motives, Funding and Conflicts of Interest

VANCOUVER, Washington – August 2, 2021 – CytoDyn Inc. (OTCQB: CYDY) (“CytoDyn” or the “Company”), a late-stage biotechnology company, announced today that the director nominations submitted by an activist group led by Paul Rosenbaum and Bruce Patterson (the “Rosenbaum/Patterson Group”) were invalid. The Rosenbaum/Patterson Group attempted to nominate five director candidates to take over control of the Company’s six-member Board of Directors (the “Board”).

Like most public companies, CytoDyn’s bylaws include a standard “advance notice bylaw” for the protection of the Company’s shareholders, which requires certain disclosures by nominating shareholders and their nominees in order to provide all shareholders with the necessary transparency to be able to make informed voting decisions. The nomination notice letter of the Rosenbaum/Patterson Group (the “Notice Letter”) failed to do so. The Notice Letter not only failed to comply with CytoDyn’s bylaws, it contained over 50 significant deficiencies. These significant deficiencies demonstrate a disregard for the rights of the Rosenbaum/Patterson Group’s fellow shareholders and a lack of understanding of the corporate governance measures in place to safeguard those rights.

A copy of the Company’s 11-page letter to Mr. Rosenbaum, in his capacity as representative of the Rosenbaum/Patterson Group, informing him of the deficiencies has been filed on Form 8-K with the Securities and Exchange Commission (“SEC”).

Examples include the following:

•

CytoDyn’s advance notice bylaw requires that all nominees complete a standard director questionnaire – the same questionnaire that is completed by the Company’s own, current directors and executive officers. While the Company is still in the process of investigating the questionnaire responses of the nominees of the Rosenbaum/Patterson Group, preliminary findings identified dozens of misstatements. Most notably, their questionnaire responses include numerous false statements relating to past or current affiliations with certain entities, preventing the Board and shareholders from evaluating potential conflicts of interest.

•

The Notice Letter fails to note that nominee Bruce Patterson, CEO of IncellDx, Inc. (“IncellDx”), was formerly a consultant to the Company, who in May 2020 proposed that CytoDyn acquire IncellDx for as much as $350 million in cash and stock. CytoDyn rejected IncellDx’s proposal, but the Notice Letter does not disclose Patterson’s bid or describe the millions of dollars that would have been received personally by Patterson, his family or others in the Rosenbaum/Patterson Group, nor does it explain the group’s future intentions regarding the Company and IncellDx

•

The Notice Letter fails to accurately disclose all members of the Rosenbaum/Patterson Group and its funding. For example, the full group includes two former directors of the Company – Richard Pestell and Anthony Caracciolo. Mr. Pestell was terminated for cause from his employment position; and both have since instituted litigation against the Company. The Notice Letter also fails to disclose the existence of a newly created entity controlled by Mr. Rosenbaum, which will be funding the campaign, let alone the identities of the other investors in that entity.

•

The Notice Letter falsely states that Dr. Patterson has not acquired or sold shares of the Company’s stock within the past two years. In fact, Dr. Patterson received Company stock options on October 7, 2019, and December 19, 2019, and exercised an option covering 100,000 shares on February 5, 2020.

This litany of false statements and omissions – of which the above is merely a subset – is highly concerning and raises serious questions about the Rosenbaum/Patterson Group’s motives, funding and conflicts of interest.

The Rosenbaum/Patterson Group delivered its notice to the Company on July 1, 2021, the final day before the deadline for such notices under CytoDyn’s bylaws. The nomination deadline had been publicly announced for ten months, since it was disclosed in last year’s proxy statement filed with the SEC on September 1, 2020. It is important to treat all CytoDyn shareholders fairly and equally while still abiding by the Company’s bylaws, with the same rules and deadlines applying to all shareholders. As their nomination notice failed to comply with the bylaw requirements prior to the deadline for all CytoDyn shareholders, the Rosenbaum/Patterson Group no longer has the right to nominate any director candidates for election at the 2021 Annual Meeting. As a result, the Rosenbaum/Patterson Group’s director nominations will be disregarded, and no proxies or votes in favor of their nominees will be recognized or tabulated at the 2021 Annual Meeting.

CytoDyn remains open to engaging constructively with all its shareholders and values their input. The Nominating and Corporate Governance Committee of the Board continuously evaluates the composition of the Board to ensure it has the optimal mix of experience, expertise, and perspectives to represent the best interests of all shareholders. The Board will present its director candidates for the 2021 annual meeting of shareholders, which has been scheduled to be held on October 28, 2021, in its definitive proxy materials to be filed with the SEC in due course. The Company looks forward to continuing to focus on bringing its believed-to-be lifesaving treatment leronlimab to market.

About CytoDyn

CytoDyn is a late-stage biotechnology company developing innovative treatments for multiple therapeutic indications using leronlimab, a novel humanized monoclonal antibody targeting the CCR5 receptor. CCR5 plays a critical role in the ability of HIV to enter and infect healthy T-cells and appears to be implicated in tumor metastasis and immune-mediated illnesses, such as NASH.

CytoDyn successfully completed a Phase 3 pivotal trial using leronlimab combined with standard antiretroviral therapies in HIV-infected patients who were heavily treatment-experienced individuals with limited treatment options. CytoDyn is working diligently to resubmit its Biologics License Application (“BLA”) for this HIV combination therapy since receiving a Refusal to File in July 2020 and subsequently meeting with the FDA telephonically to address their written guidance concerning the filing. On July 1, 2021, CytoDyn announced that it had submitted a dose justification report to the FDA, an integral step in the resubmission process for its BLA. CytoDyn also completed a Phase 2b/3 investigative trial with leronlimab used as a once-weekly monotherapy for HIV-infected patients. CytoDyn plans to initiate a registration-directed study of leronlimab monotherapy indication. If successful, it could support a label extension approval. Clinical results to date from two trials have shown that leronlimab can maintain a suppressed viral load in a sub-population of R5 HIV patients who chose to switch from their daily pills regimen to once a week subcutaneous dose of leronlimab. Several patients on leronlimab’s Phase 2b extension arm have remained virally suppressed for almost 7 years and many patients in our Phase 2b/3 investigative trial are passing two and some four years of monotherapy with suppressed viral load.

CytoDyn is also conducting a Phase 2 clinical trial with leronlimab in mTNBC, a Phase 2 basket trial in solid tumor cancers (22 different cancer indications), Phase 2 investigative trial for post-acute sequelae of SARS COV-2, also known as COVID-19 long haulers, and a Phase 2 clinical trial for NASH. CytoDyn has already completed a Phase 2 and Phase 3 trial for mild-to-moderate and severe-to-critical COVID-19 patients, respectively, for which CytoDyn did not meet its primary or secondary endpoints except for the secondary endpoint in the critically ill subpopulation. More information is at www.cytodyn.com.

Forward-Looking Statements

This press release contains certain forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as “believes,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates” and variations thereof, or the use of future tense, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Forward-looking statements specifically include statements about leronlimab, its ability to provide positive health outcomes, the possible results of clinical trials, studies or other programs or ability to continue those programs, the ability to obtain regulatory approval for commercial sales, and the market for actual commercial sales. The Company’s forward-looking statements are not guarantees of performance, and actual results could vary materially from those contained in or expressed by such statements due to risks and uncertainties including: (i) the regulatory determination of leronlimab’s efficacy to treat COVID-19 by the U.S. Food and Drug Administration and various drug regulatory agencies in other countries, (ii) the Company’s ability to raise additional capital to fund its operations, (iii) the Company’s ability to meet its debt obligations, if any, (iv) the Company’s ability to enter into partnership or licensing arrangements with third parties, (v) the Company’s ability to identify patients to enroll in its clinical trials in a timely fashion, (vi) the Company’s ability to achieve approval of a marketable product, (vii) the design, implementation and conduct of the Company’s clinical trials, (viii) the results of the Company’s clinical trials, including the possibility of unfavorable clinical trial results, (ix) the market for, and marketability of, any product that is approved, (x) the existence or development of vaccines, drugs, or other treatments that are viewed by medical professionals or patients as superior to the Company’s products, (xi) regulatory initiatives, compliance with governmental regulations and the regulatory approval process, (xii) general economic and business conditions, (xiii) changes in foreign, political, and social conditions, and (xiv) various other matters, many of which are beyond the Company’s control. The Company urges investors to consider specifically the various risk factors identified in its most recent Form 10-K, and any risk factors or cautionary statements included in any subsequent Form 10-Q or Form 8-K, filed with the Securities and Exchange Commission. Except as required by law, the Company does not undertake any responsibility to update any forward-looking statements to take into account events or circumstances that occur after the date of this press release.

Important Information

CytoDyn intends to file with the SEC a definitive proxy statement and associated proxy card in connection with the solicitation of proxies for the Company’s 2021 Annual Meeting. Details concerning the nominees of the Company’s Board of Directors for election at the 2021 Annual Meeting will be included in the proxy statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Investors and stockholders will be able to obtain a copy of the definitive proxy statement and other documents filed by the Company free of charge from the SEC’s website, www.sec.gov. The Company’s stockholders will also be able to obtain, without charge, a copy of the definitive proxy statement and other relevant filed documents by directing a request by mail to CytoDyn Inc. at 111 Main Street, Suite 660, Vancouver, Washington 98660.

Participants in the Solicitation

The Company, its directors and certain of its executive officers will be deemed participants in the solicitation of proxies from stockholders in respect of the 2021 Annual Meeting. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2021, filed with the SEC on July 30, 2021, and the Company’s definitive proxy statement for the 2020 annual meeting, filed with the SEC on September 1, 2020. To the extent holdings of such participants in the Company’s securities have changed since the amounts described in the proxy statement for the 2020 annual meeting, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants in any proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in any proxy statement and other relevant materials to be filed with the SEC, if and when they become available.

CONTACTS

Investors:

Cristina De Leon

Office: 360.980.8524

ir@cytodyn.com

Media:

Dan Zacchei / Joe Germani

Sloane & Company

dzacchei@sloanepr.com / jgermani@sloanepr.com